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                                                                   Exhibit 10.37


                       GERMAN AMERICAN CAPITAL CORPORATION
                           60 Wall Street, 10th Floor
                            New York, New York 10005

                                Engagement Letter

May 30, 2003

First States Group, L.P.
1725 The Fairway
Jenkintown, Pennsylvania  19046
Attention:  Edward J. Matey Jr.

Dear Mr. Matey:

This letter confirms First States Group, L.P.'s ("FSG") engagement of German American Capital Corporation ("GACC") as principal to structure a two-stage mortgage loan financing ("Financing") for FSG's acquisition of approximately 159 properties from Bank of America, N.A. ("BofA"), with approximately 150 of such properties (the "BofA Properties") being subject to the Financing. The Financing will be funded by GACC or its affiliate or designee (collectively, "Lender"). FSG is the operating partnership of American Financial Realty Trust ("AFRT"), a Maryland real estate investment trust.

The Financing will be structured as a bridge loan (the "Bridge") with a permanent refinancing (the "Refinancing") as more particularly set forth in the conditional commitment that is being issued by GACC and accepted by FSG simultaneously with the execution of this engagement letter (the "Conditional Commitment"). FSG acknowledges and agrees that this engagement letter is not a commitment to lend and that GACC's sole commitment to lend is set forth in, and subject to the terms and conditions of, the Conditional Commitment. Without in any way limiting GACC's or FSG's respective obligations hereunder, FSG and GACC agree that they will work together in good faith and consider alternative refinancing structures that may be different than the Refinancing described in the Conditional Commitment (including the possibility of structuring all or a portion of the alternative refinancing as a 20-year fixed rate transaction), provided that FSG and AFRT acknowledge that GACC is not at this time making any commitment to lend with respect to any such alternative structure.

In consideration for GACC's agreement to structure the Bridge and the Refinancing, FSG and AFRT shall pay to GACC a structuring fee in the amount of $2,200,000 (the "Structuring Fee"), which shall, subject to the provisions of the following paragraph, be fully earned by GACC on the date hereof. FSG shall pay GACC (i) a $500,000 portion of the Structuring Fee (the "Initial Structuring Fee") on the date hereof and (ii) the $1,700,000 balance of the Structuring Fee upon the earlier to occur of (1) June 30, 2003 or, if FSG's closing date for its acquisition of the BofA Properties is extended, July 31, 2003 (such date, as extended, the "Outside Bridge Closing Date" and (2) the closing of

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First States Group, L.P.
Page 2
May 30, 2003

the Bridge. Other than the Structuring Fee, no advisory or commitment fees shall be earned by GACC, or paid by FSG or AFRT, in connection with the closing and funding of the Refinancing. If subsequent to the closing of the Bridge GACC is prepared to close the Refinancing pursuant to the Conditional Commitment on the terms and conditions therein but FSG fails to consummate the Refinancing with GACC (such circumstances, the "Exit Fee Conditions"), then FSG and AFRT shall pay to GACC an exit fee in the amount of $6,600,000 (the "Exit Fee") on the earlier of (i) December 31, 2003 (the "Bridge Maturity Date") and (ii) the repayment of the Bridge other than in connection with the closing of the Refinancing (or other financing provided by GACC).

However, if either (i) FSG does not acquire the BofA Properties or (ii) GACC notifies FSG that it is unwilling to close the Bridge due to a material adverse change or the failure of a condition to funding the Bridge (which condition is beyond the control of FSG to satisfy) as provided in the Conditional Commitment, GACC shall promptly refund to FSG the amount of the Initial Structuring Fee and the Expense Deposit (defined below) previously paid to GACC, minus the reasonable out-of-pocket expenses actually incurred by GACC, and GACC shall have no right to receive the unpaid portion of the Structuring Fee or the Exit Fee. Except as otherwise provided in the immediately preceding sentence, GACC shall have the right to retain the Initial Structuring Fee and to be paid the balance of the Structuring Fee, and if the Exit Fee Conditions occur, the Exit Fee.

All reasonable out-of-pocket expenses actually incurred by Lender in connection with this engagement and the Financing shall be paid by FSG and AFRT, regardless of whether the Bridge or the Refinancing closes. These out-of-pocket expenses shall include, but not be limited to, Lender's due diligence, consultant fees, accounting fees, legal fees, appraisals, environmental reports, engineering reports and all other reasonable out-of-pocket third party expenses related to the closing of the Financing, together with rating agency and NAIC charges and fees and the premiums for any required residual value insurance and/or bond lease insurance.

Prior to the date hereof, FSG paid to GACC an expense deposit equal to $100,000 and promptly upon the execution of this engagement letter, FSG shall pay to Lender an additional expense deposit equal to $800,000 (together, the "Initial Expense Deposit") to be applied to Lender's aforesaid out-of-pocket costs. If prior to the closing of the Bridge or the Refinancing the actual out-of-pocket costs incurred by Lender exceed the Initial Expense Deposit, FSG will make additional expense deposits to Lender (such additional expense deposits, together with the Initial Expense Deposit, the "Expense Deposit"). The Expense Deposit shall be non-refundable (except that any unused portion of the Expense Deposit shall either be applied by Lender against the Structuring Fee or, if no further Structuring Fee is due Lender, refunded to FSG).

FSG and AFRT certify that, except for (i) a Credit Agreement dated as of April 30, 2003, among First States Investors BAI, LLC (an indirect subsidiary of
AFRT), BofA and certain other parties establishing a credit facility in the initial aggregate amount of $100 million and (ii) that certain conditional commitment for interim warehouse financing

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First States Group, L.P.
May 30, 2003
Page 3

from Deutsche Bank Securities Inc., on behalf of its affiliate, Deutsche Bank AG, Cayman Islands Branch in the maximum amount of $300 million, (i) neither AFRT, FSG, nor their respective affiliates has entered into any other engagement letter, term sheet, application, letter of intent or similar arrangement with respect to the acquisition of the BofA Properties, (ii) this engagement letter is the sole engagement letter, term sheet, letter of intent, application or similar arrangement for financing that AFRT, FSG, or its respective affiliates will execute or enter into with respect to FSG's acquisition or financing of the BofA Properties at any time from the date hereof until the Outside Bridge Closing Date(the "Exclusive Period"), and (iii) neither AFRT, FSG, nor its respective affiliates will negotiate or deal with any other person or entity to obtain financing with respect to the acquisition of the BofA Properties during the Exclusive Period.

Lender acknowledges and agrees that, in connection with AFRT's contemplated initial public offering, AFRT shall publicly disclose this engagement letter, and the terms and conditions hereof, by describing same in AFRT's Form S-11 Registration Statement filed with the Securities and Exchange Commission. AFRT and FSG each agrees to indemnify and hold harmless Lender and its respective officers, directors, employees, affiliates, advisors, agents, and controlling persons (collectively, the "Indemnified Parties") from and against any and all losses, claims damages, and liabilities to which any such person may become subject arising out of or in connection with this engagement letter, the Conditional Commitment, the Bridge, the Refinancing, the use of any proceeds of the Financing or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Parties is a party thereto, and to reimburse each of such Indemnified Parties upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of Lender or any other Indemnified Party. This engagement letter shall be governed by the laws of the State of New York, without regard to choice of law rules.

                            [REMAINDER OF PAGE BLANK]

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First States Group, L.P.
Page 4
May 30, 2003

If the foregoing is acceptable, please countersign this letter in the space set forth below to confirm your agreement to the terms of this engagement letter and return the countersigned letter to us, together with the $500,000 Initial Structuring Fee and the $800,000 balance of the Initial Expense Deposit, by 5:00 p.m., May 30, 2003. We look forward to working with you in completing the Financing.

Very truly yours,

GERMAN AMERICAN CAPITAL CORPORATION,
a Maryland corporation

By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

ACKNOWLEDGED, ACCEPTED
AND AGREED TO:


FIRST STATES GROUP, L.P.

By:      FIRST STATES GROUP, LLC



By:_________________________________
Name:     Edward J. Matey Jr.
Title:    Senior Vice President

AMERICAN FINANCIAL REALTY TRUST

By:_________________________________
Name:     Edward J. Matey Jr.
Title:    Senior Vice President